Barnes Group Inc. / 1

Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2012 FINANCIAL RESULTS

▪	Quarterly Net Sales of $303 million, up 5%

▪	Quarterly Operating Margins expand to 10.9%, up 30 bps

▪	Quarterly Diluted EPS from Continuing Operations of $0.41, up 14%

▪	Affirms 2012 EPS from Continuing Operations guidance of $1.78 to $1.93 per diluted share

BRISTOL, Conn., April 27, 2012 - Barnes Group Inc. (NYSE: B), an international aerospace and industrial manufacturing and service provider, today reported financial results for the first quarter 2012. Net sales grew 5 percent to $303.1 million from $289.6 million in the first quarter of 2011. Income from continuing operations for the first quarter was up 14 percent to $23.0 million, or $0.41 per diluted share, from $20.2 million, or $0.36 per diluted share, a year earlier.
In the first quarter of 2012, the Company changed its organizational structure to align its strategic business units into three reportable business segments: Aerospace, Industrial and Distribution. All previously reported financial information has been adjusted on a retrospective basis to reflect the segment realignment.
“Barnes Group's first quarter results were a solid start to the year and in line with our expectations” said Gregory F. Milzcik, Barnes Group Inc. President and Chief Executive Officer. “We generated organic sales growth in each of our three operating segments, our backlog is strong and our end markets remain favorable.  The overall performance creates an outlook that allows us to affirm our 2012 guidance expectation of record diluted earnings per share before all of our end markets fully recover. ”

($ millions; except per share data)	Three months ended March 31,
	2012	2011	Change
Net Sales	$303.1	$289.6	$13.5	4.7%
Operating Income	$33.0	$30.7	$2.3	7.5%
% of Sales	10.9%	10.6%		0.3	pts.
Income from Continuing Operations	$23.0	$20.2	$2.8	13.7%
Net Income	$22.2	$19.1	$3.1	16.4%
Income from Continuing Operations Per Diluted Share	$0.41	$0.36	$0.05	13.9%
Loss from Discontinued Operations Per Diluted Share	$(0.01)	$(0.02)	$0.01
Net Income Per Diluted Share	$0.40	$0.34	$0.06	17.6%

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Aerospace

•
First-quarter 2012 net sales were $97.3 million, up 7 percent from $90.6 million in the same period last year with both the aftermarket and original equipment manufacturing businesses experiencing sales growth. In particular, the aerospace aftermarket business continued to see strong volumes of repair and overhaul activity.

•
Operating profit increased 4 percent to $14.2 million, from $13.7 million in the first quarter of 2011. The increase was primarily driven by the profit impact of higher sales volumes, mostly offset by increased management fees related to Revenue Sharing Programs (RSPs) and an unfavorable sales mix.

Industrial

•
Sales at Industrial were $115.3 million in the first quarter of 2012, up approximately 4 percent from $111.4 million in the same period last year. The sales growth was primarily driven by increases in the industrial manufacturing businesses based in North America which reflected continued improvement in the transportation industry, including automotive.  The impact of foreign exchange decreased net sales by approximately $0.8 million.

•
Operating profit in the first quarter of 2012 was $10.1 million, a decrease of 8 percent from $11.0 million in the first quarter last year.  The decline was primarily driven by higher costs associated with investments in new product introductions, a shift in sales mix to lower margin products and the outsourcing of certain manufacturing processes. Partially offsetting these declines was the profit impact of higher sales levels in the first quarter of 2012.

Distribution

•
First-quarter 2012 net sales were $93.4 million, up 4 percent from $89.9 million in the same period last year. Sales growth was driven by the continued strengthening of our North American distribution end-markets. The impact of foreign exchange decreased net sales by approximately $0.2 million.

•
Segment operating profit increased 43 percent to $8.7 million, from $6.1 million in the first quarter of 2011 primarily as a result of the beneficial profit impact of higher sales volumes and lower cost structures.  The operating profit increase was partially offset by an unfavorable sales mix of lower margin products.

Additional Information

•
Interest expense decreased $1.3 million in the first quarter of 2012 to $2.4 million primarily as a result of the redemption of the 3.75% Convertible Notes in 2011 and the maturity of interest rate swaps in place during the first quarter of 2011.  The redemption of the 3.75% Convertible Notes, which were funded with the variable rate credit facility, resulted in a higher percentage of the Company's outstanding debt being carried at a lower average interest rate.

•
The Company's effective tax rate for the first quarter of 2012 was 22.9 percent, compared to 24.2 percent in the first quarter of 2011 and 21.7 percent for the full year 2011. The increase in the first quarter 2012 effective tax rate from the full year 2011 rate was primarily driven by the projected shift of income to higher-taxing jurisdictions, partially offset by the impact of a decrease in the planned repatriation of a portion of current year foreign earnings to the U.S.

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2012 Outlook
Barnes Group is affirming its guidance for 2012. The Company expects revenue to grow 6 to 9 percent from 2011, operating margins to be approximately 12 percent, and earnings from continuing operations per diluted share are forecasted to be in the range of $1.78 to $1.93, up 9 to 18 percent from 2011.
Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2012 results at 8:30 a.m. EST today, April 27, 2012. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference is also available by direct dial at (888) 680-0892 in the U.S. or (617) 213-4858 outside of the U.S. (request the Barnes Group Earnings Call), Participant Code: 85371500.

In addition, the call will be recorded and available for playback beginning at 12:00 p.m. (EST) on Friday, April 27, 2012 by dialing (617) 801-6888, Passcode: 10561780.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial manufacturing and service provider, serving a wide range of end markets and customers. The products and services provided by Barnes Group are used in far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 4,400 dedicated employees, at more than 50 locations worldwide, are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements

This release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening conditions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of the divestiture in 2011 of our Barnes Distribution Europe businesses and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2012	2011	% Change
Net sales	$303,096	$289,590	4.7

Cost of sales	201,781	190,910	5.7
Selling and administrative expenses	68,302	67,963	0.5
	270,083	258,873	4.3
Operating income	33,013	30,717	7.5

Operating margin	10.9%	10.6%

Interest expense	2,368	3,655	(35.2)
Other expense (income), net	853	408	NM
Income from continuing operations before income taxes	29,792	26,654	11.8
Income taxes	6,818	6,457	5.6
Income from continuing operations	22,974	20,197	13.7

Loss from discontinued operations, net of income taxes	(767)	(1,125)	31.8
Net income	$22,207	$19,072	16.4
Common dividends	$5,459	$4,351	25.5

Per common share:

Basic:
Income from continuing operations	$0.42	$0.37	13.5
Loss from discontinued operations, net of income taxes	(0.01)	(0.02)	50.0
Net income	$0.41	$0.35	17.1

Diluted:
Income from continuing operations	$0.41	$0.36	13.9
Loss from discontinued operations, net of income taxes	(0.01)	(0.02)	50.0
Net income	$0.40	$0.34	17.6

Dividends	0.10	0.08	25.0

Weighted average common shares outstanding:
Basic	54,805,636	54,715,953	0.2
Diluted	55,455,579	55,603,892	(0.3)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2012	2011	% Change
Net sales
Aerospace	$97,250	$90,560	7.4
Industrial	115,348	111,430	3.5
Distribution	93,425	89,912	3.9
Intersegment sales	(2,927)	(2,312)	(26.6)
Total net sales	$303,096	$289,590	4.7

Operating profit
Aerospace	$14,218	$13,683	3.9
Industrial	10,105	10,958	(7.8)
Distribution	8,690	6,076	43.0
Total operating profit	$33,013	$30,717	7.5

Operating margin
Aerospace	14.6%	15.1%
Industrial	8.8%	9.8%
Distribution	9.3%	6.8%
Total operating margin	10.9%	10.6%

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$77,489	$62,505
Accounts receivable	205,642	200,460
Inventories	216,906	216,520
Deferred income taxes	27,363	28,829
Prepaid expenses and other current assets	24,623	21,680
Total current assets	552,023	529,994

Deferred income taxes	44,452	47,661
Property, plant and equipment, net	213,060	210,784
Goodwill	372,498	366,104
Other intangible assets, net	269,158	272,092
Other assets	14,227	13,730
Total assets	$1,465,418	$1,440,365

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$5,719	$12,364
Accounts payable	92,686	92,524
Accrued liabilities	60,734	92,250
Long-term debt - current	540	540
Total current liabilities	159,679	197,678

Long-term debt	369,550	333,148
Accrued retirement benefits	151,095	152,696
Other liabilities	35,666	34,443

Total stockholders' equity	749,428	722,400
Total liabilities and stockholders' equity	$1,465,418	$1,440,365

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2012	2011
Operating activities:
Net income	$22,207	$19,072
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,063	14,034
Amortization of convertible debt discount	537	610
Gain on disposition of property, plant and equipment	(97)	(104)
Stock compensation expense	2,100	2,102
Withholding taxes paid on stock issuances	(683)	(624)
Loss on the sale of businesses	767	—
Changes in assets and liabilities:
Accounts receivable	(1,512)	(25,739)
Inventories	1,091	1,561
Prepaid expenses and other current assets	(2,272)	(413)
Accounts payable	(672)	120
Accrued liabilities	(29,379)	(12,518)
Deferred income taxes	4,869	5,269
Long-term retirement benefits	(3,725)	(6,636)
Other	25	(1,385)
Net cash provided (used) by operating activities	6,319	(4,651)

Investing activities:
Proceeds from disposition of property, plant and equipment	135	114
Payments related to the sale of businesses	(363)	—
Capital expenditures	(7,281)	(12,488)
Other	(1,418)	(3,211)
Net cash used by investing activities	(8,927)	(15,585)

Financing activities:
Net change in other borrowings	(6,688)	(526)
Payments on long-term debt	(13,135)	(60,489)
Proceeds from the issuance of long-term debt	49,000	80,300
Proceeds from the issuance of common stock	3,324	7,759
Common stock repurchases	(11,141)	—
Dividends paid	(5,459)	(4,351)
Excess tax benefit on stock awards	1,227	492
Other	(65)	(83)
Net cash provided by financing activities	17,063	23,102

Effect of exchange rate changes on cash flows	529	511
Increase in cash and cash equivalents	14,984	3,377

Cash and cash equivalents at beginning of period	62,505	13,450
Cash and cash equivalents at end of period	$77,489	$16,827

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING
ACTIVITIES TO FREE CASH FLOW

(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2012	2011
Free cash flow:
Net cash provided (used) by operating activities	$6,319	$(4,651)
Capital expenditures	(7,281)	(12,488)
Free cash flow (1)	$(962)	$(17,139)

(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.